UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 19, 2015

Date of Report (Date of earliest event reported)

Trans World Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-25244	13-3738518
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

545 Fifth Avenue, Suite 940, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 983-3355

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 16, 2015, Trans World Hotels Germany GmbH (“TWHG”), the German subsidiary of Trans World Corporation, a Nevada corporation (hereinafter referred to as “TWC” or the “Company”), acquired 100% of the partnership interests in the general partner and limited partner that owned the Hotel Freizeit Auefeld, a 93-room hotel (the “Hotel”) with extensive meeting space and recreational amenities located in Hann Münden, Germany, for a purchase price of approximately $5.0 million, inclusive of taxes and closing costs. (Note: All currency amounts set forth in this report are in United States dollars using published foreign exchange rates as of June 16, 2015). There was no relationship between TWHG, the Company or their respective directors or officers, or any affiliate or associate thereof, and the sellers other than in respect of this transaction.

The assets acquired by TWHG include: the hotel building and its contents; three food and beverage outlets; ten meeting rooms; an adjoining 13,000 square foot event hall; an adjoining tennis complex with three indoor courts; several additional recreation areas; an independent townhouse comprised of one four-room and one six-room apartment; and the ground lease rights for an additional 70 years to the land upon which all of the hotel’s assets stand, the lease for which includes both a right of first refusal buyout and renewal options in favor of TWHG.

Hotel Freizeit Auefeld, which was built in 1991 and extended in 2001, was selected for acquisition by the Company because of its location, approximately two hours driving time from our Hotel Columbus near Frankfurt/Seligenstadt, allowing TWC to employ one hotel director to manage both properties; the quality of the facility; the price point; and most importantly, the Hotel’s current financial performance and future potential.  The Hotel, the only full-service lodging property in the local area, caters to both business and leisure travelers.

The total project cost for the acquisition will be approximately $6.1 million, including the cost to update and partially renovate the Hotel and the 5% real estate transfer taxes on the estimated value of the buildings applicable in the German State of Lower Saxony. Approximately 22.4% of the acquisition, or $1.3 million, was funded by cash from TWC’s operations, with the balance coming in the form of approximately $2.5 million in seller-financing, with terms of 3.0% annual interest and amortization over 10 years, and from assumed debt from a local German bank, of approximately $2.2 million, which TWC intends to refinance in 2015 with the same lender at agreed upon terms of 2.99% annual interest, fixed for 10 years, and amortization over 15 years.  In Year 11, TWC will have the option to retire the remaining principal or to refinance it at then prevailing interest rates.

As a part of the Agreement, the economic effect of the acquisition will be recorded on the Company’s books retroactive to June 1, 2015.

TWC issued a press release relating to its acquisition of the Hotel, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.26*	Partnership Interest Purchase Agreement dated June 2, 2015.

99.1	Press release by Trans World Corporation dated June 19, 2015.

* Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD CORPORATION

Date: June 19, 2015	By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President, Chief Executive Officer